EXHIBIT 15.1



August 14, 2002




Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508


To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, and 333-87849 and Form S-3 Nos.
333-79733 and 333-86450) of Stone Energy Corporation of our report dated July 29, 2002 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended June 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                               Very truly yours,


                                               /s/Ernst & Young LLP